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                                                                     Exhibit 11

                       IMPERIAL CREDIT INDUSTRIES, INC.

                         COMPUTATION OF LOSS PER SHARE
                   (In thousands, except per share amounts)

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
                                                                         Years Ended December 31,
                                                                      -----------------------------
                                                                        2001       2000      1999
                                                                      ---------  ---------  -------
                                                                              (In thousands)
   Loss from continuing operations before extraordinary item......... $(130,854) $(161,642) $(5,950)
   Operating loss from discontinued operations of AMN, net of income
     taxes...........................................................    (3,656)    (5,218)    (899)
   Loss before extraordinary item....................................  (134,510)  (166,860)  (6,849)
   Extraordinary item--gain on early extinguishment of debt, net of
     income taxes....................................................     2,912      3,534    4,021
                                                                      ---------  ---------  -------
       Net loss...................................................... $(131,598) $(163,326) $(2,828)
                                                                      =========  =========  =======
   Weighted average common shares used to compute basic loss per
     share...........................................................    37,142     32,573   34,517
   Number of common shares used to compute diluted loss per share....    37,142     32,573   34,517

Basic and diluted loss per share:
   Loss from continuing operations before extraordinary item......... $   (3.52) $   (4.96) $ (0.17)
   Loss from discontinued operations, net of income taxes............     (0.10)     (0.16)   (0.02)
   Extraordinary item--gain on early extinguishment of debt, net of
     income taxes....................................................      0.08       0.11     0.11
                                                                      ---------  ---------  -------
       Net basic loss per common share............................... $   (3.54) $   (5.01) $ (0.08)
                                                                      =========  =========  =======
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